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                                                                  Exhibit (a)(5)

                                  TENARIS S.A.
                     OFFER TO EXCHANGE ORDINARY SHARES AND
                           AMERICAN DEPOSITARY SHARES

OFFER TO EXCHANGE:

- one ordinary share for every 1.0933 Siderca Class A ordinary shares tendered;

- one ADS (representing 10 of our ordinary shares) for every 1.0933 Siderca ADSs tendered;

- one ordinary share for every 0.9452 Tamsa common shares tendered;

- one ADS (representing 10 of our ordinary shares) for every 1.8904 Tamsa ADSs tendered; and

- one ordinary share for every 12.0267 Dalmine ordinary shares tendered.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. (NEW YORK CITY TIME) ON DECEMBER 13,
  2002, UNLESS EXTENDED. YOU MAY WITHDRAW ANY SECURITIES TENDERED AT ANY TIME
                         PRIOR TO THE EXPIRATION DATE.

                                                               November 11, 2002

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

We have been appointed by Tenaris, S.A., a corporation organized under the laws of the Grand Duchy of Luxembourg ("Tenaris"), to act as information agent in the United States in connection with Tenaris's offer to exchange (the "Exchange Offer"):

- one ordinary share for every 1.0933 Class A ordinary shares of Siderca S.A.I.C., a corporation organized under the laws of Argentina ("Siderca");

- one American Depositary Share, commonly referred to as ADS (representing 10 ordinary shares) for every 1.0933 ADSs of Siderca;

- one ordinary share for every 0.9452 common shares of Tubos de Acero de Mexico S.A., a corporation organized under the laws of Mexico ("Tamsa");

- one ADS (representing 10 ordinary shares) for every 1.8904 ADSs of Tamsa; and

- one ordinary share for every 12.0267 ordinary shares of Dalmine S.p.A., a corporation organized under the laws of Italy ("Dalmine").

The acceptance of the Exchange Offer with respect to Siderca ADSs is on the terms and subject to the conditions set forth in the prospectus dated November 8, 2002 (the "Prospectus") and in the related Siderca ADS letter of transmittal.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Siderca ADSs in your name or in the name of your nominee.
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Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1. The Prospectus, dated November 8, 2002;

2. The Siderca ADS letter of transmittal to be used by holders of Siderca ADSs in accepting the Exchange Offer;

3. A printed form of letter that may be sent to your clients for whose account you hold Siderca ADSs registered in your name or in the name of a nominee, with space provided for obtaining your client's instructions with regard to the Exchange Offer;

4. The return envelope addressed to JPMorgan Chase Bank, the U.S. exchange agent.

          WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

Please note the following:

1. The Exchange Offer is being made for all of the outstanding ADSs of Siderca.

2. Tenaris will not be required to consummate the Exchange Offer with respect to any of Siderca, Tamsa and Dalmine, unless a sufficient number of Siderca's total outstanding Class A ordinary shares (in the form of shares or ADSs) and Tamsa's total outstanding common shares (in the form of shares or ADSs) are validly tendered and not withdrawn so that, after consummation of the Exchange Offer with respect to Siderca and Tamsa, Tenaris holds, directly or indirectly, more than 80% of Siderca's total outstanding Class A ordinary shares and more than 80% of Tamsa's total outstanding common shares (in each case, in the form of shares or ADSs). The consummation of the Exchange Offer with respect to Siderca is conditioned on the consummation of the Exchange Offer with respect to Tamsa and the consummation of the Exchange Offer with respect to Tamsa is conditioned on the consummation of the Exchange Offer with respect to Siderca. The completion of the Exchange Offer with respect to each of Siderca and Tamsa is subject to certain other conditions. For a discussion of these conditions, see "Part Three--The Exchange Offer--Conditions to Completion of the Exchange Offer" in the Prospectus. Tenaris has reserved the right to modify or waive any of these conditions in its discretion, subject to certain limitations and applicable law.

3. Tenaris will, upon the terms and subject to the conditions of the Exchange Offer, exchange Siderca ADSs validly tendered and not properly withdrawn before the expiration of the Exchange Offer. See "Part Three--The Exchange Offer" in the Prospectus.

4. The Exchange Offer and the withdrawal rights will expire at 5:00 p.m., New York City time, on December 13, 2002, unless the Exchange Offer is extended.

5. As of the date hereof, the board of directors of Siderca has not taken a position with respect to the Exchange Offer. Under United States law, the board of directors of Siderca will be required to take a position no later than 10 business days from the commencement of the Exchange Offer. The board can either recommend or reject the Exchange Offer, express no opinion and remain neutral towards it or state that it is unable to take a position. In each case the board has to explain the reasons for its position.

6. Exchange for Siderca ADSs accepted for exchange pursuant to the Exchange Offer will in all cases be made only after the U.S. exchange agent receives before the expiration date of the Exchange Offer a properly completed and duly executed ADS letter of transmittal (or a copy thereof) with respect to the Siderca ADSs being tendered, together with any required signature guarantees, or an

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   agent's message in connection with a book-entry delivery of ADSs, and any other required documents; and the ADRs evidencing the Siderca ADSs being tendered by mail or pursuant to the procedures for book-entry transfer set forth below (together with a confirmation of receipt of such ADRs).

7. Tenaris will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Siderca ADSs pursuant to the Exchange Offer, other than the dealer manager, the U.S. exchange agent and the information agent as described in the Prospectus. Tenaris will, however, upon request, reimburse you for reasonable, customary and documented mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Exchange Offer in the United States should be addressed to the information agent for the Exchange Offer in the United States, at (212) 440-9800. Requests for copies of the enclosed materials may also be directed to the information agent.

                                          Very truly yours,

                                          Georgeson Shareholder Communications
                                          Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF TENARIS, SIDERCA, TAMSA, DALMINE, THE DEALER MANAGER, THE U.S. EXCHANGE AGENT, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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